Exhibit 4.1

Consent of Independent Auditor

We hereby consent to the inclusion in this Annual Report on Form 40-F of Virginia Mines Inc. (the "Company") of our report dated May 15, 2014 related to the Company's 2014 and 2013 consolidated financial statements and the effectiveness of internal control over financial reporting as at February 28, 2014.

PricewaterhouseCoopers LLP[1]

Québec, Quebec, Canada
May 15, 2014

[1] CPA auditor, CA, public accountancy permit No. A121191